Exhibit 99.1

                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

                     Donald D. Wolf Joins Board of Directors
                     TPG Directors Price and Wheeler Resign


     DALLAS - June 3, 2004 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced the appointment of Mr. Donald D. Wolf of Denver, Colorado, to its Board of Directors to fill one of the vacancies created by the May 31, 2004 resignations of Mr. William S. Price, III and Ms. Carrie A. Wheeler, both principals of the Texas Pacific Group.

     Mr. Wolf is the Chairman and Chief Executive Officer of Westport Resources Corporation ("Westport") of Denver, Colorado. Under his leadership, Westport, an independent oil and gas exploration and production company, grew in enterprise value from $100 million in 1996 to $3.4 billion when Kerr-McGee and Westport announced their intention to merge in April 2004. From 1994 to 1996, Mr. Wolf was President and Chief Operating Officer of UMC Corporation, and from 1981 to 1993, he was CEO and President of General Atlantic Resources. Mr. Wolf also serves on the boards of MarkWest Hydrocarbons, Inc. and Aspect Resources LLC.

     Ron Greene, Chairman of the Board, stated, "We wish to publicly thank Bill Price, Carrie Wheeler and the other members of the Texas Pacific Group for their contribution to the Company during the last eight years. The Texas Pacific Group, led by Mr. Bonderman and Mr. Price, has been instrumental in our success. Their broad business experience and acumen have brought significant guidance and direction to Denbury's board at a crucial time in the Company's evolution to becoming a significant player in the independent sector.

         I look forward to the contribution that Don Wolf's long history of hands-on experience in the industry will bring to the stewardship of Denbury as the company moves into its next stage of growth as a focused and disciplined growth Company."

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

                        For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Sr. VP and Chief Financial Officer, 972-673-2000 www.denbury.com